SCHEDULE 14A INFORMATION

                  PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant    [X]

Filed by a Party other than the Registrant    [_]

Check the appropriate box:

[X]   Preliminary Proxy Statement             [_]  Confidential, for Use of the
                                                   Commission Only (as permitted
                                                   by Rule 14a-6(e)(2))

[_]   Definitive Proxy Statement

[_]   Definitive Additional Materials

[_]   Soliciting Material Pursuant to ss.240.14a-12


                         CALYPTE BIOMEDICAL CORPORATION
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

       (NAME OF PERSON(S) FILING PROXY STATEMENT IF OTHER THAN REGISTRANT)

Payment of Filing Fee (Check the appropriate box):

[X]   No fee required

[_]   Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

      (1)   Title of each class of securities to which transaction applies:

      (2)   Aggregate number of securities to which transaction applies:

      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

      (4)   Proposed maximum aggregate value of transaction:

      (5)   Total fee paid:

[_]   Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      (1)   Amount Previously Paid:

      (2)   Form, Schedule or Registration Statement No.:

      (3)   Filing Party:

      (4)   Date Filed:

================================================================================

                               [GRAPHIC OMITTED]
                               CALYPTE BIOMEDICAL
                          5000 Hopyard Road, Suite 480
                          Pleasanton, California 94588

November __, 2004

Dear Stockholder:

      You are cordially invited to attend a Special Meeting of Calypte Biomedical Corporation's Stockholders on Tuesday, December 14, 2004. The meeting will begin promptly at 10:00 a.m. local time, at the Company's headquarters offices located at 5000 Hopyard Road, Suite 480, Pleasanton, CA 94588. The telephone number at that location is (925)730-7200.

      The official Notice of Special Meeting of Stockholders, Proxy Statement, and form of proxy are included with this letter. The Company has previously furnished its 2003 Annual Report to Stockholders in conjunction with the Annual Meeting of Stockholders held earlier this year. The matters listed in the Notice of Special Meeting of Stockholders are described in detail in the Proxy Statement.

      Your vote is important. Whether or not you plan to attend the special meeting, I urge you to complete, sign and date the enclosed proxy card and return it in the accompanying envelope or vote by telephone or on-line as soon as possible so that your stock may be represented at the meeting.

                                           Sincerely,


                                           /s/  J. Richard George
                                           -------------------------------------
                                           J. Richard George
                                           President and Chief Executive Officer

                               CALYPTE BIOMEDICAL
                          5000 Hopyard Road, Suite 480
                          Pleasanton, California 94588

                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON DECEMBER 14, 2004

November __, 2004

      A Special Meeting of Stockholders of Calypte Biomedical Corporation (the "Company") will be held at the Company's headquarters offices located at 5000 Hopyard Road, Suite 480, Pleasanton, California, 94588, on Tuesday, December 14, 2004, at 10:00 a.m. local time, for the following purposes:

      1. To authorize the Company's Board of Directors to enter into a financing transaction to raise up to $16.5 million by the issuance of Common Stock or equivalents and/or the issuance of warrants to purchase shares of Common Stock within 90 days from the date of the Special Meeting on terms and conditions that may result in dilution to stockholders and may trigger certain anti-dilution protections provided to certain existing stockholders. Stockholder approval of the within proposal is required for the Company to maintain its listing on the American Stock Exchange in the event that it issues shares of Common Stock or warrants that results in the issuance in excess of 20% of its currently issued and outstanding Common Stock or if the anti-dilution provisions provided to certain stockholders are triggered.


      2. To transact such other business as may properly come before the Special Meeting or any adjournment thereof.

      Stockholders of record on October 22, 2004 will be eligible to vote at this meeting. Only stockholders of record at the close of business on that date will be entitled to notice of and to vote at the meeting. To ensure your representation at the meeting, you are urged to mark, sign, date and return the enclosed proxy as promptly as possible in the envelope provided or to vote by telephone or via the internet. If you attend the meeting, you may vote in person even if you return a proxy.

                                           By order of the Board of Directors,


                                           /s/ Jerrold Dotson
                                           -------------------------------------
                                           Jerrold Dotson
                                           Corporate Secretary

                             YOUR VOTE IS IMPORTANT

 WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE AND RETURN THE PROXY CARD IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED IN THE
                                 UNITED STATES.

                               CALYPTE BIOMEDICAL
                          5000 Hopyard Road, Suite 480
                          Pleasanton, California 94588

                                PROXY STATEMENT

      This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors (the "Board") of Calypte Biomedical Corporation ("Calypte" or the "Company") for the Special Meeting of Stockholders (the "Special Meeting"), and any postponements or adjournments thereof, to be held at the Company's headquarters offices located at 5000 Hopyard Road, Suite 480, Pleasanton, California 94588, on Tuesday December 14, 2004, at 10:00 a.m. local time. The telephone number at that address is (925) 730-7200. Every stockholder shall have the right to vote whether in person or by one or more agents authorized by a written proxy signed by the stockholder and filed with the secretary of the Company. The shares represented by the proxies received, properly dated and executed, and not revoked will be voted at the Special Meeting. A proxy may be revoked at any time before it is exercised by delivering to the Company a written notice of revocation or a duly executed proxy bearing a later date or by attending the Special Meeting and voting in person.

                 INFORMATION CONCERNING SOLICITATION AND VOTING

      The close of business on October 22, 2004 has been fixed as the record date (the "Record Date") for determining the holders of shares of common stock of the Company, par value $0.03 per share, ("Common Stock") entitled to notice of and to vote at the Special Meeting. At October 22, 2004, the Company had 169,321,669 shares of Common Stock outstanding and entitled to vote at the Special Meeting. The holders of a majority of voting power of the Common Stock issued and outstanding and entitled to vote, present in person or represented by proxy, shall constitute a quorum at the Special Meeting except as otherwise provided by statute. Each holder of Common Stock on the Record Date is entitled to one vote for each share of Common Stock held by such stockholder, and stockholders shall not be entitled to cumulate their votes with respect to any matter submitted to a vote of the stockholders.

      Shares represented by proxies that reflect abstentions or broker non-votes will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum. The proposal to come before the Special Meeting requires the approval of a majority of the shares of stock having voting power present. Abstentions with respect to the proposal will have the same effect as votes against the proposal. Broker non-votes, however, will be treated as not voted for purposes of determining approval of the proposal and will not be counted as votes for or against such proposal.

      The shares represented by all valid proxies received will be voted in the manner specified on the proxies. Where specific choices are not indicated, the shares represented by all valid proxies received will be voted FOR authorization to enter into a prospective financing transaction(s) of up to $16.5 million.

      Should any matter not described above be acted upon at the meeting, the persons named in the proxy form will vote in accordance with their judgment.

      The expense of printing and mailing proxy materials will be borne by the Company. In addition to the solicitation of proxies by mail, solicitations may be made by certain directors, officers and other employees of the Company by personal interview, telephone or facsimile. No additional compensation will be paid for such solicitation. The Company may also, at its discretion, retain the services of a paid solicitor to solicit proxies. If the Company retains a solicitor, it is anticipated that the cost will be approximately $5,500 and will be paid by the Company. The Company will request brokers and nominees who hold stock in their names to furnish proxy material to beneficial owners of the shares and will reimburse such brokers and nominees for their reasonable expenses incurred in forwarding solicitation material to such beneficial owners.

        PROSPECTIVE ISSUANCE OF SHARES OF COMMON STOCK OR EQUIVALENTS IN CONNECTION WITH A CAPITAL RAISING TRANSACTION OF UP TO $16.5 MILLION

                                   (PROPOSAL)

By unanimous vote of all Directors on September 22, 2004, the Company's Board of Directors adopted, subject to stockholder approval, a resolution authorizing the Company to enter into one or more financing transactions aggregating up to $16.5 million at such time and under such terms and conditions as the Board deems to be in the best interest of the Company to continue its business as more fully described below.

DESCRIPTION OF PROPOSAL

To successfully implement our business plans, we must obtain sustainable cash flow and profitability. Our future liquidity and capital requirements will depend on numerous factors, including successful completion of the development and/or commercialization of our new rapid tests, acquisition and protection of intellectual property rights, costs of developing our new products, ability to transfer technology, set up manufacturing and obtain regulatory approvals for our new rapid tests, market acceptance of our products and competing products in our current and anticipated markets, actions by the FDA and other international regulatory bodies, and the ability to raise additional capital as required to meet our cash flow needs. Prior to achieving positive cash flow from our exsisting business with which we can sustain our current operations, we will need to raise additional capital.

In the section entitled "Background of the Proposal" which follows, we summarize the financing arrangements we have entered between 2002 to present. Although management believes that our current financial position is adequate to sustain our operations at expected levels through 2004 in the absence of any unanticipated material costs and expenses that are not factored into our cash flow projections, we expect that we will need to raise additional capital to sustain our operations and achieve our business milestones in 2005 and thereafter. We may not, however, be able to obtain additional financing on acceptable terms, or at all. The terms of an additional financing could involve a change of control and/or trigger anti-dilution protection rights that are contained in existing financing agreements. We would or might be required to consider strategic opportunities, such as a merger, consolidation, sale or other comparable transactions, to sustain our operations. We do not currently have any agreements in place with respect to any strategic opportunity, and there can be no assurance that any such opportunities will be available to us on acceptable terms, or at all. If additional financing is not available when required or is not available on acceptable terms, or if we are unable to arrange a suitable strategic opportunity, we will be in significant financial jeopardy and may be unable to continue our operations at current levels, or at all.

Although we currently have no agreements with respect to a prospective financing transaction, we have historically raised money through the sale of shares of our common stock at a discount to the current market price, through convertible debentures, and through equity lines of credit. Such arrangements have included the private sale of shares and warrants to purchase shares to investors on the condition that we register such shares for resale by the investors to the public. Some of our prior arrangements contain both price and share anti-dilution protection provisions.

These arrangements have most recently been in the form of private investments in public equity ("PIPE") transactions. Approval of this proposal authorizes the Company to raise up to $16.5 million in a PIPE transaction for general corporate purposes as we build distribution and execute on our plan to generate revenues from our rapid HIV-1/2 products under development and/or currently being commercialized. The anticipated prospective terms are as follows:

      Common Stock or equivalents:
      a.    Discount to market not to exceed 25%;
      b. Sold as a unit with warrant coverage, warrant priced at no less than 25% discount to market;
      c. Anti-dilution provisions having a threshold price not to exceed that of the Common Stock in the offering;
      d. We would seek to use our best efforts to file a registration statement within 30 days of closing, with standard penalties for failure to file and register the securities in a timely manner; and
      e. Expenses are the normal expenses of registration plus financial consulting fees of up to 7% of the gross proceeds, plus fee warrants as an incentive to maximize the pricing of the prospective transaction to the benefit of Calypte.

Alternatively, we may elect to raise additional capital by issuing shares of our Preferred Stock under terms similar to those described above. The Preferred Stock could be convertible into shares of our Common Stock and could be dividend bearing, with dividends payable in kind, cash or Common Stock or warrants.

Should we raise $16.5 million in a prospective financing, we would expect to receive net proceeds of approximately $15.0 million, however we are uncertain as to the terms of any PIPE we may undertake.

Under the terms of our existing Marr Credit Facility, through May 31, 2005, Marr Technologies BV ("Marr"), our largest stockholder, has the right to participate in any prospective transaction on the same terms and conditions as the other investors in a prospective financing. The Marr Credit Facility, dated as of November 13, 2003, provides as follows with respect to Marr's participation rights:

      "Subsequent Financings: During the term of this Agreement, Issuer [Calypte] will notify Purchaser [Marr] of all offerings for equity financing which it may undertake. Equity financings shall, for the purposes of this Agreement, be defined as cash received by Issuer from the sale of Issuer's common stock, $0.03 par value, or such other equity security as it may offer from time to time, for cash, specifically excluding cash received from the exercise of currently outstanding or subsequently granted options or warrants issued to employees, consultants, or other parties for services or in lieu of cash for services or for intellectual property rights.

            i. Issuer will grant Purchaser the right of first refusal to participate in any such subsequent equity financings on the same key terms and conditions, which shall include the dollar investment amount or number of shares to be purchased, pricing, number of warrants and their terms, if any, registration rights and fees, as applicable to the subject offer."

Under the terms of the respective Securities Purchase Agreements, the investors in our May 2004 PIPE, which also includes Marr, and our July 2004 PIPE also have the right to participate in a prospective financing on the same terms and conditions as other investors, through May 28, 2005 and July 9, 2005, respectively. The Securities Purchase Agreements for both transactions provide as follows:

      "Right of Participation. If at any time prior to the one year anniversary of the Closing Date, the Company proposes to issue any equity Common Stock or Common Stock Equivalents (collectively, "NEW ISSUE SECURITIES"), the Company shall also offer the New Issue Securities to the Investors so that they can maintain their then ownership percentage."

A prospective transaction contemplated by this Proposal would qualify as New Issue Securities under the terms of these agreements. For a transaction at less than $0.40 per share, the right of participation operates in conjunction with the anti-dilution protection provisions, as described below, to enable the investor to maintain it's pre-transaction ownership percentage of Calypte.

Depending on the specific pricing and format of a prospective capital raising transaction, the transaction may result in (1) the issuance of an aggregate number of shares of our Common Stock which exceeds 20% of the number of our currently issued and outstanding shares of Common Stock, and, (2) the requirement that we issue additional shares and warrants, and re-price currently outstanding warrants, in accordance with anti-dilution protection provisions defined in the Securities Purchase Agreements and Warrants dated as of May 28, 2004 and July 9, 2004. The Securities Purchase Agreements provide anti-dilution protection as follows:

      "Additional Shares. If, prior to the first year anniversary of the Closing Date, the Company issues any shares of Common Stock or the Company or any Subsidiary issues any Common Stock Equivalents entitling any Person to acquire shares of Common Stock at a price per share less than less than [sic] the Threshold Price [defined as $0.40 per share] (if the holder of the Common Stock or Common Stock Equivalent so issued shall at any time, whether by operation of purchase price adjustments, reset provisions, floating conversion, exercise or exchange prices or otherwise, or due to warrants, options or rights issued in connection with such issuance, be entitled to receive shares of Common Stock at a price less than the Threshold Price, such issuance shall be deemed to have occurred for less than the Threshold Price), then, in connection with each such issuance of Common Stock or Common Stock Equivalents for a purchase price that is less than the Threshold Price, the Company shall immediately issue additional shares of Common Stock (the "ADDITIONAL SHARES") to each Investor for no additional consideration. The number of Additional Shares issuable to each Investor will equal: (a) the Threshold Price minus the lowest price per share of the Common Stock or Common Stock Equivalents offered or sold that trigger an obligation under this Section divided by (b) the Threshold Price, multiplied by (c) the number of Shares issued to such Investor at the Closing pursuant to Section 2.2(a)(i)."

A prospective transaction as contemplated by this Proposal and priced at less than $0.40 per share would require us to issue Additional Shares under the terms of these agreements.

The warrants issued to the investors in our May 2004 PIPE and our July 2004 PIPE contain the following provisions with respect to resetting of the exercise price to provide anti-dilution protection:

      "Subsequent Equity Sales.

      If the Company or any subsidiary thereof, as applicable with respect to Common Stock Equivalents, at any time while this Warrant is outstanding, shall issue any securities of the Company or any Subsidiary which entitle the holder thereof to acquire Common Stock at any time, including without
      limitation,   any  debt,  preferred  stock,  rights,  options,
      warrants or any other instrument that is at any time convertible into or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock or Common Stock Equivalents entitling any Person to acquire shares of Common Stock, at a price per share less than $0.40 (appropriately adjusted for any stock splits, stock combinations or similar events occurring prior to such time) (if the holder of the Common Stock or Common Stock Equivalent so issued shall at any time, whether by operation of purchase price adjustments, reset provisions, floating conversion, exercise or exchange prices or otherwise, or due to warrants, options or rights issued in connection with such issuance, be entitled to receive shares of Common Stock at a price less than $0.40
      (appropriately adjusted for any stock splits, stock combinations or similar events occurring prior to such time), such issuance shall be deemed to have occurred for less than $0.40 (appropriately adjusted for any stock splits, stock combinations or similar events occurring prior to such time)), then, at the option of the Holder for such exercises as it shall indicate, the Exercise Price shall be multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to the issuance of such shares of Common Stock or such Common Stock Equivalents plus the number of shares of Common Stock which the offering price for such shares of Common Stock or Common Stock Equivalents would purchase at the Exercise Price, and the denominator of which shall be the sum of the number of shares of Common Stock outstanding immediately prior to such issuance plus the number of shares of Common Stock so issued or issuable. Such adjustment shall be made whenever such Common Stock or Common Stock Equivalents are issued."

Further, the warrants issued in our May 2004 PIPE and our July 2004 PIPE contain the following provision with respect to additional warrants which we would be required to issue to the investors at the revised exercise price to provide anti-dilution protection:

      "Number of Warrant Shares. Simultaneously with any adjustment to the Exercise Price pursuant to this Section 9, the number of Warrant Shares that may be purchased upon exercise of this Warrant shall be increased or decreased proportionately, so that after such adjustment the aggregate Exercise Price payable hereunder for the adjusted number of Warrant Shares shall be the same as the aggregate Exercise Price in effect immediately prior to such adjustment."

At a price of $0.40 per share or greater, if Marr and all of the other investors in the May 2004 PIPE and the July 2004 PIPE invested in a prospective $16.5 million transaction on a basis so as to maintain their current ownership percentage in Calypte, they would acquire approximately $6.4 million worth of the shares issued in such financing. We do not know if any of these investors will participate in a prospective financing. The ownership interest in Calypte of any investors having participation rights who elect not to participate in a prospective financing at a price above $0.40 will be diluted. The ownership interest of investors in the May and July 2004 PIPE transactions will be partially preserved in a prospective financing at a price below $0.40 per share as a result of the anti-dilution protection provisions of those agreements, however, the investors would also be required to exercise their participation rights at some level to completely maintain their pre-transaction ownership percentage.

Approval of this Proposal explicitly authorizes the Board of Directors, if so required under the terms of a prospective capital raising transaction, to issue shares of Common Stock or equivalents in excess of 20% of the number of shares then currently issued and outstanding according to the specific terms as defined above and to issue such additional shares and both additional and re-priced warrants as may be required under the terms of prior financing agreements as noted above.

The authority of the Board to proceed under this proposal will be withdrawn 90 days from the date of approval of this Proposal at the Special Meeting if the transaction(s) has not closed.

The closing market price of our Common Stock on the October 22, 2004 Record Date was $0.33 per share. At this market price, we would issue a maximum of approximately 77.0 million shares of our Common Stock pursuant to a prospective $16.5 million financing, including the shares issuable under the anti-dilution protection provisions of our May 2004 and July 2004 PIPEs. Although we plan to maximize the pricing of the prospective transaction to the benefit of Calypte, there are no circumstances under which we would issue more than 135 million shares of our Common Stock pursuant to a prospective $16.5 million financing, including shares of Common Stock which may be or become issuable upon exercise of warrants and/or payment of dividends (assuming the prospective transaction is structured using preferred stock), but excluding any shares issuable under the anti-dilution protection provisions of our previous financings.

ILLUSTRATIVE EXAMPLE

The following table is presented FOR ILLUSTRATIVE PURPOSES ONLY, to calculate the maximum shares that would be issued under this financing based on the market price of the stock at the record date and the maximum discount of 25%. See Certain Risks Related to Our Financial Condition, below.

            SHARES POTENTIALLY ISSUABLE FOR A $16.5 MILLION FINANCING
     BASED ON A MARKET PRICE OF $0.33 AS OF THE OCTOBER 22, 2004 RECORD DATE
                              (shares in millions)

      ---------------------------------------------------------------
                                       MARKET - 25%           MARKET
      ---------------------------------------------------------------
             Share Price                   $0.2475            $0.330
      ---------------------------------------------------------------
      Shares outstanding at
      October 22, 2004                       169.3             169.3

      Shares issuable for $16.5
      million financing (1)                   66.7              50.0

      Anti-dilution shares due                10.3               4.7
      and issuable (2)
                                       -----------------------------
      Shares outstanding after               246.3             224.0
      financing
                                       =============================
      % dilution compared to
      October 22, 2004 shares                 45.5%             32.3%
      outstanding
      ---------------------------------------------------------------

----------
(1) Excludes warrants which may be issued with the Common Stock as a unit in conjunction with any prospective financing and any additional shares which might be required due to a subsequent decline, if any, in the market price of the Common Stock. We would reduce the amount of the offering if the pricing of a prospective transaction required the issuance of more than 135 million shares, including warrant shares.

(2) Anti-dilution shares issuable in conjunction with our May 2004 PIPE and our July 2004 PIPE are only calculated at financing prices below $0.40 per common share and warrant unit. In addition to the anti-dilution shares we would be required to issue, we would also be required to reset the exercise price of the currently outstanding warrants from $0.50 per share to $0.4612 per share in the case of a financing at $0.33 or to $0.4287 per share in the case of a financing at $0.2475. Further, we would also be required to issue approximately 0.9 million additional warrants exercisable at $0.4612 in the case of a financing at $0.33 or approximately 1.8 million additional warrants exercisable at $0.4287 per share in the case of a financing at $0.2475.

STOCK EXCHANGE CONSIDERATIONS

Section 713 of the American Stock Exchange's (the "Exchange") Company Guide provides that stockholder approval is required for "a transaction involving the sale, issuance or potential issuance by the company of common stock (or securities convertible into common stock) equal to 20 percent or more of presently outstanding stock for less than the greater of book or market value of the stock."

Further, as a condition of our listing on the Exchange, we agreed to obtain stockholder approval prior to the listing with the Exchange and issuance of any such shares of our Common Stock as may become issuable under the terms of anti-dilution protection provisions contained in agreements entered into with respect to our May 2004 and July 2004 PIPEs.

Accordingly, in anticipation that we may consummate a capital-raising PIPE transaction that may result in the issuance of shares of our Common Stock in excess of 20% of the number of shares then outstanding at a discount to the then-current market price for our Common Stock and/or that may trigger the anti-dilution protection provisions of the agreements with investors in our May 2004 and July 2004 PIPEs, we are submitting this proposal to our stockholders and requesting approval thereof.

CERTAIN RISKS RELATED TO OUR FINANCIAL CONDITION

IF, UNDER THE TERMS OF A PROSPECTIVE FINANCING, WE ARE REQUIRED TO ISSUE ADDITIONAL SHARES TO INVESTORS IN PRIOR FINANCINGS UNDER THE TERMS OF ANTI-DILUTION PROTECTION PROVISIONS AND DO NOT OBTAIN STOCKHOLDER APPROVAL TO DO SO AS REQUIRED BY THE AMERICAN STOCK EXCHANGE, WE MAY BE FORCED TO DE-LIST FROM THE AMERICAN STOCK EXCHANGE.

The anti-dilution protection provisions granted to investors in our May 2004 PIPE and July 2004 PIPE require that we issue additional shares of our Common Stock and reprice and grant additional warrants to purchase our Common Stock to those investors if we issue additional shares of stock at less than $0.40 per share pursuant to financing(s) completed within one year of the May and July 2004 transactions, respectively. As a condition of our listing on the American Stock Exchange, we agreed to obtain stockholder approval prior to listing with the Exchange and issuing any shares of our Common Stock that may become issuable under the terms of the anti-dilution protection provisions contained in these financing agreements. If our stockholders do not approve this Proposal to authorize, if so required, the issuance of additional shares and new and re-priced warrants under the terms of anti-dilution protection provisions in previous financing agreements, and if a prospective financing triggers the anti-dilution protection provisions and one or more of the PIPE investors do not waive their anti-dilution rights, we will be delisted by the American Stock Exchange or be forced to withdraw our listing from the American Stock Exchange in order to complete a financing transaction, at which time our Common Stock would again trade on the Over-the Counter Bulletin Board.

IF WE ARE UNABLE TO OBTAIN ADDITIONAL FINANCING WHEN REQUIRED, WE MAY HAVE TO SIGNIFICANTLY CURTAIL THE SCOPE OF OUR OPERATIONS AND ALTER OUR BUSINESS MODEL.

We believe that the aggregate of approximately $10.2 million of net proceeds of our 2004 private placements and the availability of approximately $3.6 million of borrowing capability from 9% promissory notes that we may issue through December 31, 2004 under the terms of the amended Marr Credit Facility, should our Board of Directors unanimously approve the issuance of one or more such notes before the commitment period expires, will be adequate to sustain our operations at expected levels through 2004. There can, however, be no assurance that such resources will be adequate. Further, there can be no assurance that we will be able to achieve expanded acceptance of or realize significant revenues from our current or potential new products, including our rapid tests, or that we will achieve significant improvements in the efficiency of our manufacturing processes. In addition, there is no assurance that we will achieve or sustain profitability or positive cash flows in the future. We expect to raise additional capital; however, we may not be able to obtain additional financing on acceptable terms, or at all. We might be required to consider strategic opportunities, including merger, consolidation, sale or other comparable transaction, to sustain our operations. We do not currently have any agreements in place with respect to any such additional financing or strategic opportunity, and there can be no assurance that any such opportunity will be available to us on acceptable terms, or at all. If additional financing is not available to us when required or is not available to us on acceptable terms, or we are unable to arrange a suitable strategic opportunity, we will be in significant financial jeopardy and we may be unable to continue our operations at current levels, or at all. The terms of a subsequent financing may involve a change of control and require the stockholder approval requested in this Proposal, due to the size and terms of the financing, including terms that trigger anti-dilution protection clauses contained in existing financing agreements that would result in substantial dilution to our existing stockholders.

BACKGROUND OF PROPOSAL

PRIOR INCREASES IN AUTHORIZED SHARES

      In September 2001, we requested and received stockholder approval to amend our Certificate of Incorporation to increase the number of authorized shares of our Common Stock from 50 million to 200 million shares. In February 2003, we requested and received stockholder approval for a further increase in authorized shares of Common Stock from 200 million to 800 million shares. Our Amended and Restated Certificate of Incorporation currently authorizes the issuance of 805 million shares, of which 800 million are authorized for issuance as Common Stock and 5 million are authorized for issuance as Preferred Stock.

      As of October 22, 2004, we had 800 million shares of authorized common stock and approximately 169 million shares of common stock issued and outstanding. We will continue to have 5 million authorized shares of preferred stock. Authorized but unissued shares are available for issuance, and we expect to issue such shares in future financing transactions.

      In the past, we have maintained our operations through the issuance of equity and convertible securities. Although we currently do not have any definitive plans for the issuance of a substantial number of shares, we expect that we will be required to issue a significant number to complete the prospective financing contemplated in the Proposal herein, in which we are requesting stockholder authorization to enter into an equity financing of up to $16.5 million. Depending on the price of the Common Stock implicit in a prospective financing, such a transaction could require us to issue shares of Common Stock in an amount in excess of 20% of our currently outstanding shares of Common Stock. We will, however, issue no more than 135 million shares of our Common Stock pursuant to a $16.5 million financing, including shares of Common Stock which may be or become issuable upon exercise of warrants and/or payment of dividends (assuming the prospective transaction is structured using preferred stock). Further, such a prospective financing may require us to issue additional shares of our Common Stock to investors in previous financings based on anti-dilution protection clauses in those investment agreements. If we are successful in arranging additional equity-related financing and issue additional shares of our common stock, the ownership interest of holders of Calypte common stock will be diluted.

            The remainder of this page is intentionally left blank.

USAGE OF SHARES

      At December 31, 2001, we had issued approximately 1.3 million shares of our Common Stock. As of the October 22, 2004 record date, we had approximately
169.3 million shares outstanding, primarily as a result of our financing activities and the issuance of options, warrants and stock grants. The following table summarizes these financing activities by major category and the subsequent table provides the details of these financings. All amounts are in thousands, except per share closing prices in the second table.

         SUMMARY OF RECENT FINANCINGS - JANUARY 2002 TO OCTOBER 22 2004

                                                                    TOTAL
                                           GROSS       NET          SHARES
      FINANCING SOURCE                     PROCEEDS    PROCEEDS     ISSUES
      ----------------------------------   --------    --------     ---------
      Bristol 12% Convertible Debentures   $   562     $    505       1,476.1
      and Warrants
      8% Convertible Notes                   3,232        2,594      46,084.3
      Other Restart Financings                 750          730       2,720.3
      Mercator 12% and 10% Debentures (1)    4,550        3,650      37,529.5
      Marr 2003 Private Placements          12,500       11,900      28,333.3
      May 2004 PIPE                          9,300        8,769      23,250.0
      July 2004 PIPE                         1,488        1,384       3,720.0
                                           --------     -------     ---------
         Total                             $ 32,382     $29,532     143,113.5
                                           ========     =======     =========

      (1) At October 22, 2004, the holders have converted all but $60,000 of principal of the convertible debentures issued since September 2002. Based on current market prices, we estimate that we would be required to issue approximately 0.2 million additional shares of our common stock if the holders elected to convert the remaining principal and accrued interest of their debentures at this time. The holders of these 12% convertible debentures claim a transaction date which we dispute. These debentures have not yet been converted pending resolution of the transaction date dispute, which may impact the number of shares of our stock to which the holder is entitled upon conversion. See Note 12 to Detail of Financings.

            The remainder of this page is intentionally left blank.

                                       DETAIL OF RECENT FINANCINGS - JANUARY 2002 TO OCTOBER 22, 2004

                                                                                                   CALYPTE
FINANCING TYPE AND                        CONVERSION         GROSS      NET          TRANSACTION   CLOSING      SHARES
INVESTOR (1)                              FEATURE            PROCEEDS   PROCEEDS     DATE          PRICE        ISSUED/$REDEEMED(3)
---------------------------------------   ---------------    --------   --------     -----------   ---------    -----------------
12% CONVERTIBLE DEBENTURE AND WARRANTS
Bristol Investment Fund, Ltd.               Lesser of (i)    $    425                2/11/02       $    7.50        1,019.4/ $525
                                               60% of the         100                5/10/02       $    0.90
                                                             --------
                                             average of 3    $    525   $    468
                                           lowest closing
                                           bid prices for
                                                  22 days
                                                preceding
                                            conversion or
                                                (ii)$1.50

Class A Warrant                             Lesser of (i)    $      4   $      4     2/11/02       $    7.50            56.7/ N/A
                                               70% of the
                                               average of
                                                 lowest 3
                                           trading prices
                                              for 20 days
                                                preceding
                                            conversion or
                                                (ii)$3.45

Class B Warrant                           Lesser of (i)      $     33   $     33     2/11/02       $    7.50             400/ N/A
                                                             --------   --------                                -----------------
                                               70% of the
                                               average of
                                                 lowest 3
                                          trading pricing
                                              for 20 days
                                                preceding
                                            conversion or
                                              (ii) $6.45.
      Total Bristol                                          $    562   $    505                                    1,476.1/ $525
                                                             ========   ========                                =================

8% CONVERTIBLE NOTES

Alpha Capital Aktiengesellshaft                 Lesser of    $    500                5/24/02       $    3.60        7,260.7/ $500
Stonestreet Limited Partnership              (i) $3.00 or    $    500                5/24/02       $    3.60        7,075.7/ $500
Filter International Ltd.                     (ii) 70% of    $    150                5/24/02       $    3.60        2,452.4/ $150
Camden International Ltd.                  the average of    $    350                5/24/02       $    3.60        5,279.1/ $350
Domino International Ltd.                    the 3 lowest    $    150                5/24/02       $    3.60        1,767.4/ $150
Thunderbird Global Corporation              trades for 30    $     75                5/24/02       $    3.60         1,083.1/ $75
BNC Bach International Ltd.                          days    $    200                5/24/02       $    3.60        2,463.8/ $200
Excalibur Limited Partnership                   preceding    $    200                5/24/02       $    3.60        1,678.9/ $200
Standard Resources Ltd.                        conversion    $    100                5/24/02       $    3.60        1,542.5/ $100
SDS Capital International Ltd.                               $    300                7/10/02       $   10.20        4,189.8/ $300
Camden International Ltd.                                    $    100                7/10/02       $   10.20        1,707.9/ $100
Excalibur Limited Partnership                                $    250                7/24/02       $    6.60        4,238.3/ $250
Stonestreet Limited Partnership                              $    250                8/21/02       $    3.90        4,042.2/ $250
Alpha Capital Aktiengesellshaft                              $    107                 5/9/03       $    0.63        1,302.5/ $107
                                                             --------                                           -----------------
   Total 8% Convertible Notes                                $  3,232   $  2,594                                 46,084.3/ $3,232
                                                             ========   ========                                =================

                                                                                                   CALYPTE
FINANCING TYPE AND                        CONVERSION         GROSS      NET          TRANSACTION   CLOSING      SHARES
INVESTOR (1)                              FEATURE            PROCEEDS   PROCEEDS     DATE          PRICE        ISSUED/$REDEEMED(3)
---------------------------------------   ---------------    --------   --------     -----------   ---------    -----------------
OTHER RESTART FINANCINGS:

10% CONVERTIBLE NOTE
BNC Bach International Ltd. (Note: on          50% of the    $    150   $    150     5/14/02       $    4.20        2,217.8/ $150
7/14/02 the maturity date was extended       average of 3                                          $10.80 on
until 12/31/02; on December 27, 2002,      lowest closing                                          7/14/02;
the maturity date was extended until       bid prices for                                          $1.92 on
January 15, 2003; on January 15, 2003             22 days                                          12/27/02;
the maturity date was extended until            preceding                                          $1.80 on
March 17, 2003, on March 17, 2003 the          conversion                                          1/15/03;
maturity date was extended until April                                                             $1.50 on
4, 2003; on April 2, 2003, the                                                                     3/17/03;
maturity date was  extended until May                                                              $0.99 on
5, 2003; on April 30, 2003, the                                                                    4/2/03
maturity date was subsequently                                                                     $0.75 on
extended until May 10, 2004)(5)                                                                    4/30/03

8% CONVERTIBLE DEBENTURES
Su So                                          80% of the    $    100   $     90     6/17/02       $    4.20       36.7 (4)/ $100
                                             lower of the
                                          average closing
                                             bid or trade
                                          price for the 5
                                           days preceding
                                          conversion, but
                                            not less than
                                                    $3.00

Jason Arasheben                                70% of the    $    100   $     90     7/03/02       $    8.10       15.8 (4)/ $100
                                             lower of the
                                          average closing
                                             bid or trade
                                          price for the 5
                                           days preceding
                                          conversion, but
                                            not less than
                                                    $3.00

PIPE AT $1.50 PER SHARE
Careen Ltd.                                     $1.50 per    $    200   $    200     8/28/02       $    4.80           225.0/ N/A
Caledonia Corporate Group Limited                   share    $    200   $    200     8/28/02       $    4.80           225.0/ N/A
                                                             --------   --------                                -----------------

    Total Other Restart Financings                           $    750   $    730                                    2,720.3/ $350
                                                             ========   ========                                =================

                                                                                                   CALYPTE
FINANCING TYPE AND                        CONVERSION         GROSS      NET          TRANSACTION   CLOSING      SHARES
INVESTOR (1)                              FEATURE            PROCEEDS   PROCEEDS     DATE          PRICE        ISSUED/$REDEEMED(3)
---------------------------------------   ---------------    --------   --------     -----------   ---------    -----------------
MERCATOR 12% AND 10% DEBENTURES (2)(3)

12% CONVERTIBLE DEBENTURES
Mercator Momentum Fund, L.P. ($2,000 total     85% of the    $    550   $    345(6)  9/12/02       $    3.00      4,866.4(4)/$550
commitment)                                average of the
                                                 3 lowest
Mercator assigned its rights to:           trading prices
   Alpha Capital AG                            for the 20         250        250     7/24/03       $   0.115        2,673.8/ $250
   Gamma Opportunity Capital Partners, LP    trading days         250        250     7/24/03       $   0.115        2,685.6/ $250
   Goldplate Investment Partners                preceding
   Marr Technologies, B.V. (11)            conversion (8)         250        250     7/24/03       $   0.115        2,673.8/ $250
                                                                  570        570      9/1/03       $   0.498        5,181.8/ $570
                                                             --------   --------
   Dr. Khalid Ahmed                                             1,870      1,665
   Roger Suyama                                                    50         50     10/2/03       $   1.310            84.6/ $50
   Logisticorp, Inc.                                               20         20     10/2/03       $   1.310            33.8/ $20
   Southwest Resource Preservation Inc.                            20         20     10/2/03 (12)  $   1.310                   --
                                                                                     10/2/03 (12)  $   1.310
                                                                   40         40                                               --
                                                             --------   --------                                -----------------
                                                             $  2,000   $  1,795                                 18,199.8/ $1,940
                                                             --------   --------                                -----------------

Mercator Momentum Fund, L.P.                   80% of the    $    300   $    260     10/22/02      $    3.90              0/ $300(7)
                                           average of the
                                                 3 lowest
                                           trading prices
                                               for the 20
                                             trading days
                                                preceding
                                          conversion, but
                                            not less than
                                                    $1.50

Mercator Momentum Fund L.P.  (10)              70% of the    $    300   $    245     4/29/03       $   0.825        3,475.7/ $300
                                           average of the
                                                 3 lowest
                                           trading prices
                                               for the 20
                                             trading days
                                                preceding
                                          conversion, but
                                            not more than
                                                    $1.20

Mercator warrant                          $3.00 per share    $      0   $      0     10/22/02      $    3.90                    0

10% CONVERTIBLE DEBENTURES

Mercator Focus Fund, L.P. (10)                 80% of the    $  1,000   $    510(6)   1/14/03       $    1.92      7,941.1/ $1,000
                                           average of the
                                                 3 lowest
                                           trading prices
                                               for the 20
                                             trading days
                                                preceding
                                          conversion, but
                                            not more than
                                                    $3.00


                                                                                                   CALYPTE
FINANCING TYPE AND                        CONVERSION         GROSS      NET          TRANSACTION   CLOSING      SHARES
INVESTOR (1)                              FEATURE            PROCEEDS   PROCEEDS     DATE          PRICE        ISSUED/$REDEEMED(3)
---------------------------------------   ---------------    --------   --------     -----------   ---------    -----------------
Mercator Momentum Fund, L.P. (10)              80% of the    $    450   $    440     1/30/03       $    1.86        2,857.7/ $450
                                           average of the
                                                 3 lowest
                                           trading prices
                                               for the 20
                                             trading days
                                                preceding
                                          conversion, but
                                            not more than
                                                    $3.00
Mercator Focus Fund, L.P. (10)                               $    400                3/13/03       $    1.47        3,428.9/ $400
  Mercator Momentum Fund III, L.P.             65% of the         100                                               1,626.3/ $100
                                                             --------                                           -----------------
                                           average of the    $    500   $    400                                    5,055.2/ $500
                                                             --------   --------                                -----------------
                                                 3 lowest
                                           trading prices
                                               for the 20
                                             trading days
                                                preceding
                                          conversion, but
                                            not more than
                                                    $2.10
   Total Mercator Debentures                                 $  4,550   $  3,650                                 37,529.5/ $4,490
                                                             ========   ========                                =================

MARR PRIVATE PLACEMENTS

        PIPE at $0.30 per share
Marr Technologies B.V. (9)(11)                  $0.30 per    $  2,500   $  2,300     8/1/03        $   0.152              8,333.3
                                                    share
        PIPE at $0.50 per share
Marr Technologies B.V. (9)(11)                  $0.50 per    $ 10,000   $  9,600     9/1/03        $   0.498             20,000.0
                                                             --------   --------                                -----------------
                                                    share
  Total Marr Private Placements                              $ 12,500   $ 11,900                                         28,333.3
                                                             ========   ========                                =================

MAY 2004 PRIVATE PLACEMENT

  PIPE AT $0.40 PER SHARE (13)                      Units
    SF Capital Partners LP                      issued at    $  4,000   $  3,720     5/28/04       $    0.50             10,000.0
    Marr Technologies BV                           $0.40,       3,000      2,910     5/28/04       $    0.50              7,500.0
    Proximity Fund LP                           including         500        465     5/28/04       $    0.50              1,250.0
    Proximity Partners LP                          shares         500        465     5/28/04       $    0.50              1,250.0
    MTB Small Cap Growth Fund                  and 5 year         500        465     5/28/04       $    0.50              1,250.0
    MTB Multi Cap Growth Fund                     warrant         500        465     5/28/04       $    0.50              1,250.0
    Bridges & PIPES LLC                       exercisable         300        279     5/28/04       $    0.50                750.0
                                                             --------   --------
                                             at $0.50 per
        Total May 2004 PIPE                         share    $  9,300   $  8,769                                         23,250.0
                                                             ========   ========                                =================

JULY 2004 PRIVATE PLACEMENT

  PIPE AT $0.40 PER SHARE (13)                      Units
    Sunrise Equity Partners, L.P.               issued at    $    750   $    698     7/9/04        $   0.615              1,875.0
    Amnon Mandelbaum                               $0.40,          80         74     7/9/04        $   0.615                200.0
    David I. Goodfriend                         including           8          7     7/9/04        $   0.615                 20.0
    TCMP3 Partners                                 shares         150        140     7/9/04        $   0.615                375.0
    United Capital Partners, LLC               and 5 year         500        465     7/9/04        $   0.615              1,250.0
                                                             --------   --------                                -----------------
                                                  warrant
        Total July 2004 PIPE                  exercisable    $  1,488   $  1,384                                          3,720.0
                                                             ========   ========                                =================
                                             at $0.50 per
                                                    share

      (1) The Bristol Debentures and Warrants, the 8% Convertible Notes, the Other Restart Financings, the Mercator 12% and 10% Debentures and warrants, and the Common Stock underlying MTBV's 2003 PIPE's, the May 2004 and the July 2004 PIPEs were issued under exemptions provided by Regulation S or Regulation D. With the exception of Marr Technologies B.V., which is an affiliate of the Company based on its August and September 2003 PIPE investments and participation in the May 2004 PIPE, none of the entities listed above is or has been an affiliate of the Company. Other than Marr Technologies B.V., all of the listed investors were subject to ownership limitations restricting their ownership of our stock to a maximum of 4.9% or 9.9%, depending on the specific agreement.

      (2) At October 22, 2004, the holders have converted all but $60,000 of principal of the convertible debentures issued since September 2002. Based on current market prices, we estimate that we would be required to issue approximately 0.2 million additional shares of our common stock if the holders elected to convert the remaining principal and accrued interest of their debentures at this time. See also Note 12.

      (3) On July 18, 2003, the registration statement for 52,500,000 shares underlying the 8% Convertible Notes, the Other Restart Financings and $1,300,000 of the Mercator 12% and 10% Convertible Debentures became effective (File No. 333-106862). As a result of a decline in the market price of our stock subsequent to the effective date of the July 2003 registration statement, the number of shares registered was insufficient to permit the complete conversion of the notes and debentures into registered shares. The shares underlying certain of the convertible securities have become eligible for resale under Rule 144, and certain investors have availed themselves of that eligibility to convert restricted shares issued pursuant to conversions into free-trading shares. On July 8, 2004, the registration statement for 83,056,050 shares underlying Marr Private Placements, the May 2004 PIPE, certain of the Mercator 12% Convertible Debentures, approximately 12.2 million additional shares attributable to financings included in the July 2003 registration statement and approximately 3.3 million shares issued or issuable to vendors consultants and other parties who agreed to accept shares of our Common Stock in lieu of cash became effective (File No. 333-116491). On July 28, 2004, the registration statement for 6,472,800 shares of our Common Stock underlying the July 2004 PIPE and related warrants became effective (File No. 333-117439).

      (4) Includes fee shares.

      (5) On April 30, 2003, when the market price of the common stock was $0.75, we and BNC Bach amended the conversion price to eliminate a conversion price ceiling of $1.50 per share and to increase the discount applicable to the conversion price from 40% to 50%. In return for this modification of the conversion price, BNC Bach agreed to extend the maturity of the note until May 10, 2004. BNC Bach subsequently converted the outstanding principal and accrued interest into shares of our common stock.

      (6) Reflects a 10% cash commitment fee on the entire $2 million commitment paid to The Mercator Group less additional fees and expenses. We registered shares underlying $1,300,000 of the total $2,000,000 commitment in July 2003 and the shares underlying the final $700,000 of this commitment in our June 2004 registration statement.

      (7) In conjunction with the issuance of the $1 million 10% convertible debenture to Mercator Focus Fund, L.P., we used the proceeds to repay the $0.3 million outstanding principal balance of the 12% convertible debenture previously issued to Mercator Momentum Fund, L.P. plus accrued interest. The balance of costs incurred represents transactional and legal fees.

      (8) On March 31, 2003, when the market price of our Common Stock was $0.885, we amended the conversion price to eliminate a conversion price floor of $1.50 per share in return for an extension of time in which to register the shares of common stock underlying the various Mercator financings.

      (9) The Securities Purchase Agreements for both transactions between the Company and Marr Technologies B.V. required that we provide cost-free registration rights to Marr; however, Marr was subject to a one-year lock-up provision following the transaction date with respect to the shares purchased.

      (10) On January 14, 2004, when the market price of our common stock was $0.60, we extended the maturity date of the following debentures until July 14, 2004:

      o 10% Convertible Debenture dated January 14, 2003 issued to Mercator Focus Fund, LP
      o 10% Convertible Debenture dated January 30, 2003 issued to Mercator Momentum Fund, LP
      o 10% Convertible Debentures dated March 13, 2003 issued to Mercator Focus Fund, and
      o 12% Convertible Debenture dated April 29, 2003 issued to Mercator Momentum Fund, LP.

In return for the extension of the maturity dates, we agreed to pay an extension fee equal to 2% of the outstanding principal balance per month until the earlier of the extended maturity date or conversion. The extension fee is payable 1% in cash and 1% in shares of our common stock. Additionally, we agreed to file a registration statement including the shares potentially applicable to the conversion of the outstanding debenture balances by no later than April 29, 2004. On April 23, 2004, when the market price of our Common Stock was $0.625, we and the various Mercator Funds agreed to extend until May 14, 2004 the period for filing the registration statement including the shares issued or potentially issuable upon conversion. On May 7, 2004, when the market price of our common stock was $0.48 per share, we and the various Mercator Funds agreed to further extend from May 14, 2004 until 21 days following the closing of a private placement of equity financing of at least $5,000,000, but in any case to no later than June 30, 2004, the period in which we are required to file a registration statement including shares of our common stock issued or potentially issuable upon conversion. Such shares were included in our June 15, 2004 registration statement, which was declared effective on July 8, 2004. All of the subject convertible debentures were converted prior to the extended maturity date.

      (11) On January 23, 2004, when the market price of our common stock was $0.695, we and Marr agreed to extend the registration rights period attributable to 5,181,818 shares of our common stock issued in conjunction with Marr's conversion of $570,000 principal amount of the Company's 12% Convertible Debentures from February 27, 2004 to April 29, 2004. In return for the extension, we agreed to include in our next registration statement an aggregate of 28,333,333 shares of our common stock purchased by Marr in PIPE transactions in the third quarter of 2003. On April 23 2004, when the market price of the Common Stock was $0.625, MTBV agreed to extend until May 14, 2004 the period for filing the registration statement including the shares issued to MTBV upon conversion of the 12% convertible debenture and in the 2003 PIPE transactions. On May 7 2004, when the market price of our common stock was $0.48 per share, MTBV agreed to further extend from May 14, 2004 until 21 days following the closing of a private placement of equity financing of at least $5,000,000, but in any case to no later than June 30, 2004, the period in which we are required to file a registration statement including shares of our common stock issued to MTBV upon conversion of the 12% convertible debenture and in the 2003 PIPE transactions. Such shares were included in our June 15, 2004 registration statement, which was declared effective on July 8, 2004.

      (12) The holders claim an earlier transaction date with respect to a conversion of the debentures, which we dispute. These debentures have not yet been converted. Assuming immediate conversion at the earlier, disputed transaction date, the number of shares of common stock issuable to Logisticorp and Southwest Resource Preservation would be 213,903 and 427,807, respectively. While reserving our rights with respect to the number of shares calculated as issuable based on the disputed transaction date, we registered that number of shares of Common Stock in our June 15, 2004 registration statement pending resolution of the dispute. The ultimate resolution of the transaction date dispute may determine the number of shares of our stock to which the holder is entitled upon conversion.

      (13) In conjunction with the May 2004 PIPE, we issued to each investor 5-year warrants at $0.50 per share to purchase shares of our common stock in an amount equal to 35% of the number of shares purchased by the investor. In conjunction with the July 2004 PIPE, we issued to each investor 5-year warrants at $0.50 per share to purchase shares of our common stock in an amount equal to 70% of the number of shares purchased by the investor. The shares issued pursuant to the May 2004 PIPE and the July 2004 PIPE and the related warrants for each have an anti-dilution feature that will require us to issue additional shares to the PIPE investors and modify their warrants if we subsequently issue additional equity at a per share price of less than $0.40 for a period of one year from the respective closing dates, except under the provisions of previously outstanding convertible debt, option plans, or option or warrant agreements.

WARRANTS, OPTIONS AND STOCK GRANTS FROM BOARD OF DIRECTORS APPROVED PLANS

Since January 2002, we have entered into various contracts and agreements with consultants who have agreed to accept payment for their services in the form of warrants, options and/or stock grants. We have obtained various services under these arrangements, including legal, financial, business advisory, and other services including business introductions and arrangements with respect to potential domestic and international product placement and the development of potentially synergistic relationships with appropriate public service or other governmental and non-governmental organizations. We have generally issued the warrants at a discount to the then-current market price and have registered the shares underlying the warrants, options and stock grants on Form S-8 Registration Statements for resale by the consultants. We have, since January 2002, issued approximately 10.4 million shares of our common stock as a result of warrant or option exercises and stock grants related to these consulting agreements and related Registration Statements, of which approximately 7.9 million shares were issued during 2003.

In May 2002, we issued warrants and options to purchase 633,333 shares of our common stock under agreements with consultants to perform legal, financial, business advisory and other services associated with the restart of our operations. The warrants were issued at $0.45 per share on May 9, 2002 when the market price of our common stock was $0.90 per share. The option was granted at $0.90 per share on May 10, 2002, when the market price of our common stock was $0.90 per share. All of the warrant and option grants were non-forfeitable and fully-vested at the date of issuance and were registered for resale by the consultants under Form S-8. The consultants exercised all the warrants and options and we issued 633,333 shares and received proceeds of $292,500. All but one of the consulting agreements discussed above expired in August 2002 and we entered into new agreements with certain of the consultants for legal, financial, business advisory, and other services including introductions and arrangements with respect to potential domestic and international product development of synergistic relationships with appropriate public service organizations. In November 2002, we issued warrants to purchase 950,000 shares of our common stock and stock grants for 70,000 shares of our stock to consultants under the terms of these new agreements. We issued 350,000 warrants at an exercise price of $1.50 per share on November 1, 2002, when the market price of our stock was $4.20 per share. We issued an additional 600,000 warrants at an exercise price of $1.50 on November 20, 2002, when the market price of our common stock was $2.70. All of the warrant grants were non-forfeitable and fully-vested at the date of issuance and were registered for resale by the consultants under Form S-8. By February 2003, the consultants had exercised all the warrants and we had received aggregate proceeds of $1.425 million. We issued 986,667 shares of our common stock pursuant to the exercises of the November 2002 warrant and stock grants. In January and February 2003, we entered into new contracts and extended certain other contracts with existing consultants to perform services as described above. On February 14, 2003, when the market price of our stock was $2.01, we issued warrants exercisable at $1.50 per share and stock grants for an aggregate of 975,216 shares of our common stock as compensation for these services. The warrants were non-cancelable and fully-vested at the date of issuance. By May 31, 2003, the consultants had exercised warrants to purchase all of the shares granted to them and we had received proceeds of $0.8 million.

During March 2003, when the market price of our stock ranged from $1.32 to $1.50 per share, we issued warrants exercisable at $0.75 per share and stock grants for an aggregate of 1,350,400 as compensation for services under new or extended contracts. The warrants were non-cancelable and fully-vested at the date of issuance. By May 31, 2003, the consultants had exercised warrants to purchase all of the shares granted to them and we had received proceeds of approximately $0.9 million.

In April 2003, when the price of our stock ranged from $0.81 to $0.885 per share, we entered into additional contracts, extended certain contracts, and modified certain other contracts with existing consultants who agreed to settle a portion of the outstanding balance due for services under their contracts in stock. We issued warrants at $0.75 per share and stock grants for an aggregate of 1,490,600 shares of our common stock as compensation or settlement for these services. The warrants were non-cancelable and fully-vested at the date of issuance. By May 31, 2003, the consultants had exercised warrants to purchase all of the shares granted to them and we had received proceeds of approximately $0.1 million.

In May 2003, when the price of our stock ranged from $0.552 to $0.576 per share, we again entered into new contracts, extended certain contracts, and modified certain other contracts with existing consultants who agreed to settle a portion of the outstanding balance due for services under their contracts in shares of stock. We issued warrants at $0.30 per share and stock grants for an aggregate of 2,080,305 shares of our common stock as compensation or settlement for these services. The warrants were non-cancelable and fully-vested at the date of issuance. By September 30, 2003, the consultants had exercised warrants to purchase all of the shares granted to them and we had received proceeds of approximately $0.5 million.

In July 2003, when the price of our stock ranged from $0.11 to $0.30 per share, we extended a contract for consulting and other services and granted the consultant a warrant to purchase 722,500 shares of our common stock at 50% of the closing market price on the date of any exercise as compensation under the contract. The warrant was granted as fully-vested and expired on September 30, 2003. By September 30, 2003, the consultant had exercised the entire warrant at prices ranging from $0.08 to $0.61 per share and we had received proceeds of approximately $0.4 million. Also during July 2003, we issued stock grants to consultants for an aggregate of 356,344 shares of our common stock as compensation under their contracts.

On August 20, 2003, when the price of our stock was $0.18 per share, we issued consulting contracts to two new consultants pursuant to which we issued warrants for 100,000 shares each, exercisable at $0.18 per share. The warrants were non-cancelable and fully-vested at the date of issuance. To date, the consultants have exercised none of the warrants.

In September 2003, when the price of our stock ranged from $0.50 to $1.80 per share, we issued an aggregate of 800,000 shares of our common stock to consultants and other service providers who agreed to take shares of stock in lieu of cash as compensation under their contracts.

In October and November 2003, when the price of our stock ranged from $0.53 to $1.65 per share, we issued an aggregate of 125,000 shares of our common stock to consultants and other service providers who agreed to take shares of stock in lieu of cash as compensation under their contracts.

In February 2004, when the price of our stock was $0.67 per share, we issued 500,000 shares of our common stock to a consultant who had agreed to accept shares of stock as a portion of its compensation under a consulting agreement. We issued approximately 67,000 additional shares of our common stock during the first quarter of 2004 to another consultant under the terms of a long-term consulting agreement.

In May 2004, when the price of our stock was $0.465 per share, we issued warrants to purchase 150,000 shares of our common stock at an exercise price of $0.50 as a portion of the compensation under a consulting contract. The warrants were exercisable immediately and remain so for a period of five years. These warrants do not have registration rights and have not been exercised to date.

In June 2004, when the price of our stock was $0.52 per share, we issued 250,000 shares of our common stock to a consultant who had agreed to accept shares of stock as compensation under a consulting agreement.

Further, in June 2003, our Board of Directors authorized and we registered a total of 10,000,000 shares of our common stock under a Form S-8 Registration Statement for issuance under our 2003 Non-Qualified Stock Option Plan (the "2003 Plan"). Under the 2003 Plan, we awarded stock options at market or at a discount to market or direct stock grants to consultants in consideration of services rendered to the Company. Between July 2003 and December 2003, we granted consultants options to purchase 7,227,500 shares of our Common Stock at a weighted average price of $0.16 per share. The consultants had exercised all of the options by December 31, 2003. Between July 2003 and August 2004, we issued a total of 2,772,500 shares of our Common Stock as direct stock grants to various consultants. All of the shares registered under the 2003 Plan are now issued and outstanding.

To conserve cash and to obtain goods and services, the Company may continue to issue options and warrants at discounts to market or issue direct stock grants. In the event that the Company issues additional options and warrants, it is anticipated that the securities will contain cost-free registration rights which will be granted to holders of the options and warrants, and that there may be dilution to the Company's existing stockholders.

LICENSE AGREEMENT AND TECHNOLOGY TRANSFER AGREEMENT ("LICENSE AGREEMENT") WITH ANI BIOTECH OY

On September 30, 2004, when the market price of our Common Stock was $0.39 per share and pursuant to Regulation S, we entered into a licensing, technology transfer and equipment purchase agreement with Ani Biotech Oy ("Ani") pursuant to which we are required to pay to Ani an aggregate of 1,232,840 Euros (approximately US $1,500,000) in either our Common Stock or cash to acquire certain licenses and manufacturing equipment. On September 30, 2004, we issued 1,172,205 restricted shares of our Common Stock to Ani, representing the first installment under the License Agreement. The subsequent installments will be payable in shares of our Common Stock or in cash, over the next several months following the effectiveness of a registration statement on Form SB-2 filed on October 8, 2004 (SEC File No.: 333-119646). The License Agreement provides that we will issue shares of our Common Stock to Ani at a price equal to the average closing price of our Common Stock as quoted on the American Stock Exchange for the five days immediately preceding the transfer, but not less than $0.40 per share. The License Agreement further provides that the conversion rate from Euros into US dollars will be the 12 Noon Eastern Time buying rate on the day of the transfer as reported by the Federal Reserve Bank of New York. The October registration statement included a total of 4,200,000 shares of our Common Stock, which assumes that all payments are made in shares of our Common Stock at a share price of $0.40 and that the current exchange rate between Euros and US dollars will not fluctuate by more than 10% from its level at the time of filing.

MARR CREDIT FACILITY

On November 13, 2003, when the market price of our common stock was $0.88 per share, the Company and Marr Technologies BV ("Marr"), our largest stockholder, entered into an agreement in which Marr agreed to provide us up to an aggregate of $10,000,000 (the "Marr Credit Facility") pursuant to promissory notes we may issue to Marr on an as-needed basis (the "Notes"). Each Note would bear interest at the rate of 5% per annum and have a 12-month term. The Marr Credit Facility was available during the period beginning on February 28, 2004 and ending on May 31, 2004. The aggregate amount available under the Marr Credit Facility is proportionally reduced by the amount of any equity financing we obtain during the term of the Marr Credit Facility. Marr has participation rights in any such equity financing on the same terms as the other investors. The Marr Credit Facility provided for earlier termination as of March 31, 2004, if we failed to have our common stock listed on an established stock exchange by that date. Moreover, upon the failure to obtain such stock exchange listing, any outstanding Notes would be due and payable on April 30, 2004. As consideration for the Marr Credit Facility, we issued to a party designated by Marr a warrant to purchase 375,000 shares of its common stock at an exercise price of $0.80 per share. The warrant is immediately exercisable and expires two years after issuance, on November 12, 2005.

On March 19, 2004, when the market price of our common stock was $0.575 per share, we and Marr amended the Marr Credit Facility to increase the aggregate amount available under the Marr Credit Facility to $15,000,000 and to eliminate the termination provision upon failure to have our common stock listed on an established stock exchange by March 31, 2004. As additional consideration for the amendment of the Marr Credit Facility, we issued to a party designated by Marr an additional warrant to purchase 400,000 shares of our common stock at an exercise price of $0.46 per share. This warrant is immediately exercisable and expires two years from its date of issuance, on March 18, 2006.

On May 26, 2004, when the market price of our Common Stock was $0.46 per share, we and Marr again amended the Marr Credit Facility whereby Marr has committed to purchase up to $5,000,000 of Promissory Notes that we may issue through December 31, 2004, should our Board of Directors unanimously approve the issuance of one or more such notes before the commitment period expires. Any Notes issued pursuant to this second amendment will bear interest at 9% per annum and will have a maturity date of May 31, 2005. The $5,000,000 commitment available under the amended Marr Credit Facility is reduced by the amount of any equity financing we obtain after the May 26, 2004 effective date of the second amendment and through the December 31, 2004 commitment period, exclusive of the proceeds from the May 2004 Private Placement. Accordingly, the commitment has been reduced to approximately $3.6 million as a result of the closing of the July 2004 PIPE. At October 22, 2004, the Company has issued no Notes under the Marr Credit Facility. As consideration for the extension of the commitment period reflected in the second amendment of the Marr Credit Facility, we issued to Marr a warrant to purchase 500,000 shares of our Common Stock at an exercise price of $0.40 per share. This warrant is immediately exercisable and expires two years from its date of issuance, on May 26, 2006. The shares underlying these three warrants were included in our June 15, 2004 registration statement.

SUMMARY OF SHARE ISSUANCES AND POTENTIAL ISSUANCES

In addition to the shares previously issued, as noted in the tables above summarizing the Company's recent financings and other transactions, the Company may be required to issue additional shares upon the exercise of warrants or options relating to its financings, contracts for services with consultants, or pursuant to its employee benefit plans or other agreements. To summarize the above, from 2002 through October 22, 2004 Calypte has issued shares of its Common Stock as follows and projects the following potential additional issuances of shares of its authorized common stock, most of which has been registered.

                                                                                                      SHARES POTENTIALLY
                                SHARE USAGE                                          SHARES ISSUED    ISSUABLE
-------------------------------------------------------------------------            --------------   ------------------
Shares outstanding at January 1, 2002                                                   1.3 million          0.1 million
Shares issued pursuant to Recent Financing arrangements                               143.1 million         11.6 million
Shares issued pursuant to warrants, options and stock grants to obtain services and licenses
                                                                                       20.4 million          0.7 million
Shares issued pursuant to License Agreement with Ani Biotech                            1.2 million          3.0 million
Shares issued pursuant to employee and director option plans and employee stock purchase plan
                                                                                        2.0 million         40.4 million
Other general business purposes                                                         1.3 million                   --
                                                                                     --------------   ------------------
      Shares outstanding at October 22, 2004                                          169.3 million         55.8 million
                                                                                     ==============   ==================

      Although management believes that our current financing arrangements will be adequate to sustain our operations at expected levels through 2004 in the absence of any unanticipated material costs and expenses that are not factored into our cash flow projections, we expect that we will need to raise additional capital to sustain our operations and achieve our business milestones in 2005 and thereafter. We are requesting stockholder approval of this Proposal to authorize additional equity financing of up to $16.5 million. We do not currently have any agreements in place with respect to a prospective financing and we will continue to seek such financing on terms that are negotiated in arms-length transactions. We expect, however, based on current market prices for our Common Stock, that the need to raise additional funds through the sale of equity will result in the issuance of a significant number of shares of Common Stock and/or attached warrants. The contemplated prospective financing, if at less than $0.40 per share of Common Stock, would also require the issuance of additional shares and both additional and re-priced warrants to previous investors under the terms of anti-dilution protection provisions in previous financing arrangements. These issuances will have a dilutive effect on the interest of current stockholders.

      In the past, Calypte has raised money through the sale of shares of its common stock at a discount to the current market price. Such arrangements have included the private sale of shares to investors on the condition that the Company register such shares for resale by the investors to the public. These arrangements have taken various forms including private placements commonly known as PIPE transactions, equity lines of credit and convertible debentures. At the present time, the Company intends to use the proceeds from future offerings or financings, including any prospective financing for which approval is requested in this Proposal for general working capital purposes as we build distribution and execute on our plan to generate revenues from our rapid HIV-1/2 products under development and/or currently being commercialized.

      The Company expects that its future financing  arrangements could include:
(i) PIPE Transactions; (ii) equity lines; (iii) convertible debentures; and (iv) bank or institutional financings, if qualified in the future. Due to our continuing need to conserve our cash resources, Calypte continues to look for ways to minimize the use of cash while obtaining required services. Accordingly, we may continue to issue options, warrants, or stock grants in consideration for additional services, and we may issue these options and warrants in return for services at discounts to market.

APPROVAL REQUIRED

      Approval of this Proposal requires the affirmative vote of a majority of the outstanding shares of Common Stock of the Company represented in person or by proxy and voting at the Special Meeting.

      If the stockholders do not approve this proposal, the Company may not be able to arrange the financing necessary to sustain its current operations beyond 2004 and/or it may have to withdraw its listing on the American Stock Exchange.

      THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE AUTHORIZATION OF A FINANCING OF UP TO $16.5 MILLION. PROXIES SOLICITED BY THE BOARD WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY A DIFFERENT CHOICE IN THEIR PROXIES.

                             STOCK PERFORMANCE CHART

      The graph below compares the cumulative total stockholder return on the Common Stock assuming an initial investment on December 31, 1998. The Corporation's return is shown with the cumulative total return of the NASDAQ Stock Market--U.S. Index and the Nasdaq Biotechnology Index. The graph assumes a $100 investment made at the beginning of the respective period and reinvestment of all dividends.

                  COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
      AMONG CALYPTE BIOMEDICAL CORPORATION, THE NASDAQ STOCK MARKET (U.S.)
                                     INDEX
                       AND THE NASDAQ BIOTECHNOLOGY INDEX

  [THE FOLLOWING TABLE WAS DEPICTED AS A LINE CHART IN THE PRINTED MATERIAL.]

                                                      Cumulative Total Return
                                    -------------------------------------------------------------
                                     12/98      12/99      12/00      12/01      12/02      12/03
CALYPTE BIOMEDICAL CORPORATION      100.00      48.90      36.42       6.43       1.88       0.54
NASDAQ STOCK MARKET (U.S.)          100.00     186.20     126.78      96.96      68.65     108.18
NASDAQ BIOTECHNOLOGY                100.00     226.87     291.54     245.15     150.17     220.05

* $100 invested on 12/31/98 in stock or index-including reinvestment of dividends. Fiscal year ending December 31.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      Except as set forth in the footnotes to this table, the following table sets forth information known to the Company with respect to the beneficial ownership of its Common Stock as of October 22, 2004 for (i) all persons known by the Company to own beneficially more than 5% of its outstanding Common Stock,
(ii) each of the Company's  directors,  (iii) each Named  Executive  Officer and
(iv) all directors and executive officers of the Company as a group.

                                                                        SHARES
                                                                     BENEFICIALLY       % OF
5% STOCKHOLDERS, DIRECTORS AND OFFICERS(1)                               OWNED        TOTAL(2)
------------------------------------------                           ------------    ----------

Marr Technologies BV (3)                                               49,540,151         28.73
    Strawinskylaan 1431
    1077XX, Amsterdam
    The Netherlands
SF Capital Partners Ltd. (4)                                           10,322,000          6.10
    3600 South Lake Drive
    St. Francis, WI 53235
Anthony J. Cataldo (5)                                                  5,022,341          2.88
J. Richard George (6)                                                   2,555,717          1.49
Richard D. Brounstein  (7)                                              1,507,371             *
John DiPietro (8)                                                         307,977             *
Paul Freiman (9)                                                          309,901             *
Julius Krevans, M.D.(10)                                                  308,468             *
Maxim A. Soulimov (11)                                                    200,000             *

All current directors and executive officers as a group (7 persons)    10,211,775          5.70

----------
*     Represents beneficial ownership of less than 1%.

(1) To the Company's knowledge, except as set forth in the footnotes to this table and subject to applicable community property laws, each person named in this table has sole voting and investment power with respect to the shares set forth opposite such person's name. Except as otherwise indicated, the address of each of the persons in this table is as follows: c/o Calypte Biomedical Corporation, 5000 Hopyard Road, Suite 480, Pleasanton, California 94588.

(2)   Based on 169,321,669 shares outstanding as of October 22, 2004.

(3) As reported in Amendment No. 4 to Schedule 13D dated August 9, 2004 filed with the Securities and Exchange Commission. Includes 3,125,000 shares subject to warrants exercisable within 60 days. Marat Safin has voting and investment control over shares held by Marr Technologies BV.

(4) As reported in Schedule 13G dated June 3, 2004 filed with the Securities and Exchange Commission. Excludes 3,500,000 shares subject to warrants held by SF Capital Partners Ltd. Such warrants are subject to conversion caps that preclude SF Capital Partners Ltd. from utilizing its exercise rights within 60 days to the extent that it would beneficially own (determined in accordance with Section 13(d) of the Securities Act of 1934) in excess of 4.999% of the Company's common stock, giving effect to such exercise. Michael A. Roth and Brian J. Stark are the founding members and direct the management of Staro Asset Management, LLC, a Wisconsin limited liability company ("Staro"), which acts as investment manager and has sole power to direct the management of SF Capital Partners Ltd. Through Staro, Messrs. Roth and Stark possess sole voting and dispositive power over all of the shares owned by SF Capital Partners Ltd.

(5)   Includes 4,765,556 shares subject to options exercisable within 60 days

(6)   Includes 2,555,717 shares subject to options exercisable within 60 days.

(7)   Includes 1,507,371 shares subject to options exercisable within 60 days.

(8)   Includes 307,734 shares subject to options exercisable within 60 days.

(9)   Includes 309,901 shares subject to options exercisable within 60 days.

(10)  Includes 308,001 shares subject to options exercisable within 60 days.

(11) Includes 200,000 shares subject to options exercisable within 60 days. Marr Technologies BV ("Marr"), the beneficial owner of 49,540,151 shares of Calypte Common stock (the "Marr Holdings") has the right to nominate two (2) candidates to serve on the Calypte Board of Directors. Mr. Soulimov was nominated by Marr and subsequently appointed as a director on April 2, 2004 upon approval of the Calypte Board of Directors. He was re-elected as a Director at the annual Meeting of Stockholders on June 22, 2004. Mr. Soulimov disclaims any direct or indirect beneficial ownership of Marr Holdings and does not exercise any control nor does he take part in any investment decisions undertaken by Marr and does not have a direct or indirect pecuniary interest in Marr Holdings.

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

      Section 16(a) of the Exchange Act ("Section 16(a)") requires the Company's executive officers, directors, and persons who own more than 10% of the Company's Common Stock (collectively, "Reporting Persons") to file reports of ownership on Form 3 and changes in ownership on Form 4 or Form 5 with the Commission. Such Reporting Persons are also required by the Securities and Exchange Commission rules to furnish the Company with copies of all Section 16(a) forms that they file. The Company believes that during fiscal year 2003, all the Reporting Persons complied with all applicable filing requirements.

            The remainder of this page is intentionally left blank.

                                 OTHER MATTERS

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS FOR INCLUSION IN THE COMPANY'S PROXY STATEMENT FOR THE 2005 ANNUAL MEETING

      Under the rules of the Securities and Exchange Commission, stockholder proposals submitted for next year's Proxy Statement must be received by the Company no later than the close of business on February 7, 2005, to be considered. Proposals should be addressed to Jerrold Dotson, Secretary, Calypte Biomedical Corporation, 5000 Hopyard Road, Suite 480, Pleasanton, CA 94588.

      Any stockholder who wishes to bring a proposal before the Calypte Biomedical Corporation 2005 Annual Meeting of Stockholders, but does not wish to include it in the Company's proxy materials, must provide written notice of the proposal to Calypte's Secretary, at the above address, by March 10, 2005.

OTHER INFORMATION

      The Company does not know of any matters other than those referred to in the accompanying Notice of Special Meeting of Stockholders that may properly come before the meeting or other matters incident to the conduct of the meeting. As to any other matter or proposal that may properly come before the meeting, including voting on a proposal omitted from this Proxy Statement pursuant to the rules of the Securities and Exchange Commission, it is intended that proxies received will be voted in accordance with the discretion of the proxy holders.

      There are no matters on the agenda that involve rights of appraisal of a stockholder. The Company incorporates by reference all items and matters contained in its Form 10-KSB for the Fiscal Year ended December 31, 2003 as filed with the Securities and Exchange Commission in addition to its Form 10-QSBs and Form 8-K Reports as filed with the Commission.

                                          By order of the Board of Directors,


                                          /s/ J. Richard George
                                          --------------------------------------
                                          J. Richard George
                                          President and Chief Executive Officer

Pleasanton, California
November __, 2004

                         CALYPTE BIOMEDICAL CORPORATION
                          5000 HOPYARD ROAD, SUITE 480
                          PLEASANTON, CALIFORNIA 94588

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints J. RICHARD GEORGE and RICHARD D. BROUNSTEIN, and each of them, with full power of substitution, as the proxy or proxies of the undersigned to vote all shares of Common Stock of Calypte Biomedical Corporation which the undersigned is entitled to vote at the special meeting of stockholders of Calypte Biomedical Corporation to be held at the Company's offices at 5000 Hopyard Road, Suite 480, Pleasanton, California 94588 on December 14, 2004, at 10:00 a.m. local time, and at any adjournments or postponements thereof, with all powers that the undersigned would have if personally present thereat:

                            (CONTINUED ON OTHER SIDE)

                          /*\ FOLD AND DETACH HERE /*\
================================================================================

PLEASE MARK       [X]
YOUR VOTES
AS THIS

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR the Proposal.


1.    Proposal to  authorize  the  Company's  Board of Directors to enter into a    FOR        AGAINST     ABSTAIN
      financing  transaction  to raise up to $16.5  million by the  issuance  of    [_]          [_]         [_]
      Common  Stock or  equivalents  and/or the issuance of warrants to purchase shares  of  Common  Stock  within  90 days  from the date of  the  Special
      Meeting  on  terms  and   conditions   that  may  result  in  dilution  to
      stockholders and may trigger certain anti-dilution protections provided to certain existing stockholders. Stockholder approval of the within proposal is required for the Company to maintain its listing on the American  Stock
      Exchange  in the event that it issues  shares of Common  Stock or warrants that results in the issuance in excess of 20% of its currently  issued and outstanding  Common Stock or if the anti-dilution  provisions  provided to certain stockholders are triggered.

      (The Board of Directors recommends a vote FOR.)

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting and at any adjournment or postponement thereof.

      PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Signature   of   Stockholder____________________   Signature   if  held  jointly
___________________ Dated: ________, 2004

Please sign exactly as name appears above. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized person.